Alaska Air Group, Inc. (AAG)
History of Corporate Governance Campaigns 2002-2005
From the CHALLENGERS' Perspective
by
Captain Steve Nieman and Richard D. Foley
November 2005

Introduction

For the past four years an unwavering group of shareholders at the AAG have been asserting basic rights of common stock ownership in an attempt to bring about productive changes to corporate governance, which they felt would directly promote consistent profitability.

The corporation is a powerful, manmade social institution that can dramatically and effectively improve people's lives.  However, the riches that corporations are capable of producing can become corruptive.  It was felt that there must be a continuous, well-organized effort by the threesome of workers, customers and stockholders to initiate the time consuming transformation of corporate structures and policy.  Mother Nature provides ample evidence all around us that organic methods, which promote the participation of individuals to affect their well being, can subsequently ripple outward benefiting society and the Common Good.

This effort wanted to show that in order for a corporation to maximize its return on investment by and for all stakeholders, actions taken had to be compatible with social and economic justice.  From a moral or ethical standpoint, the board and management must be constantly challenged — particularly if they resist positive change that clearly benefits the collective whole.

Most states require corporations to file certificates of incorporation and bylaws that have many similarities to individual and collective rights found in the U.S. Constitution and Bill of Rights.  Recognizing and working within the framework of basic individual rights makes good business sense, especially because these rights promote self-policing and self-enforcement automatically, putting people involvement on "autopilot" so to speak.

Appropriate division of power is necessary to positively motivate stakeholders, while proactively providing a check-and-balance on the power of management.  Only then could it be assured that the huge economies of scale that can be capitalized on by corporations can provide lasting incomes and benefits to the stakeholder threesome.  This is particularly true for pensioners, whose money represents ownership of the bulk of common stock in the U.S. and many other countries throughout the world.

Unfortunately, we believe our experiences, which we will document in this paper, indicate that the AAG board and management appear to feel threatened by stakeholders attempting to work together.  They have tried to obstruct this process in a variety of ways, which we will cover in more detail below.

I.  The Plan

The foundation for worker shareholder activism was laid in 1998 with the creation of the nonprofit Horizon-Alaska Customer-Employee Co-Ownership Association ("HACECA").  HACECA was an attempt to foster better cooperation and communication between workers, customers and investors.  Despite positive responses early on, two things became clear by 2002:

1.  The terrorism attacks on 9/11 and the tumultuous events that followed cried out for a reformation of unity among management and workers — yet the management of the AAG was unresponsive.  There seemed to be an increasing inflexibility and a purposeful heightening of pressure and tension.  It was never clear if this was due to outside stresses or, by some degree, generated by design.

2.  This reformation of attitudes to open minds seemed unlikely without some new stimulus interjected into the process.

As a form of action that might prove to be this stimulus, HACECA began to encourage positive and proactive exercise of stock ownership rights.

Horizon Air, the smaller of the AAG's two subsidiaries, had a better history of worker participation in ownership than Alaska Airlines, so it was natural that the inputs for the employee shareholder activism at the AAG originated primarily from Horizon Air employees.

In 2001, Mr. Norm Kurland, founder of the Center for Social and Economic Justice (www.cesj.org), introduced Captain Nieman to Mr. Foley.  With the assistance of Mr. Kurland, CESJ's core principles of Justice Based Management® served as guidelines to establish a new form of stockholder activism.  It was established that:

  Simply making "gadfly" precatory shareholder proposals would not produce the significant changes required to truly enhance democratic corporate governance.  New ground in corporate activism needed to be broken, which was decided, must include making annual nominations of stakeholders for election to the board of directors, as well as conducting proxy solicitations.
  All action would be focused on assisting shareholders (initially worker shareholders) in the exercise of their individual rights of ownership.
  Based on their share ownership, each shareholder assisted would retain total and final control of all actions taken.
  A clear understanding that this was a long-term process, and the recognition that all efforts must be conducted with the highest degree of civility built on justice.

Workers at the AAG own approximately five percent of the shares primarily via 401(k) plans.  The AAG also provides payroll plans for workers to purchase shares.  Current and retired employees also own shares through private accounts.  Management of the AAG own less than 1% of the outstanding shares.

In the fall of 2002, worker shareholders presented eight proposals.  Mr. Foley agreed to serve as a coordinating contact for these shareholders as many workers travel as a regular part of their employment.  Thus began a multi-year saga.

In 2004 and extending into this year of 2005, 22 more shareholder proposals were submitted.  Of these 30, 23 passed U. S. Securities and Exchange Commission ("SEC") scrutiny and appeared in the company's proxy statements with 12 winning majority votes—two, this year winning super-majority votes of over 75% of the stock present at the shareholders meeting.{1}

Although HACECA was dissolved in 2004, concerned shareholders sponsored proposals that that tried to break new ground but for various reasons were not voted upon.{2}

II. WINNING WAS SECONDARY

Winning a vote was less important than the act of participation built and coordinated upon justice.  Success is found in only one place — the far side of failure.  Stepping into a batter's box for the first time and making a home run swing is not success.  It is luck.  Developing the capability over time to hit the long ball — that's success.

All democratic institutional systems are built on an unwritten duty of contribution by participants, which then automatically generates a self-policing effect.  The implied assumption is that all men are honest, and our laws and systems of accounting are installed accordingly, which maintains the functionality of our governing systems.  People in power who prevent participants from contributing to and performing their unwritten duty creates instead a system where dishonesty is covertly encouraged, which breaks down the automatic systems of people interacting peacefully to solve problems.  Countless people and communities then suffer.

When by inaction we allow unaccountability to reach a critical point, participants can no longer declare that they are helpless victims.  We all have a duty.  If we fail to perform it, one way or another we will pay dearly.

The company's reflexive response was to choose an adversarial response to its workers and shareholders.  After the AAG board ignored eight majority votes in 2003 and 2004, it was felt efforts must intensify.  In 2005 four of ten proposals were submitted as "binding" on the board.

Even though the proposals were written as non-precatory, the proposalists could not foresee the future and know what changes might be required.  In essence, a proposal is an idea.  The language of how to amend the bylaws was very specific in some aspects and silent in others.  Reading them clearly shows that no matter how crafted, it is absolutely essential that the board use some discretion in carrying out the wishes of the shareholders after a majority-winning vote.

Votes were solicited to meet the totals required by the bylaws to amend them, which for the AAG are:  50% plus one of all outstanding shares as well as the super majority requirement of 75% plus one of shares present at the meeting.  As far as we are aware, the board has opposed every shareholder proposal presented to it.  The SEC did not grant the company its no-action letters written opposing all the binding shareholder proposals.

AAG shareholders enthusiastically embraced our efforts and supported four winning proposals, two of which were binding by winning the vote totals required by the bylaws to amend the bylaws.  The two were annual election of directors and simple majority voting when amending bylaws.  Rounding the numbers up, both won with 76% of the yes-no vote at the meeting and 68% of all outstanding shares.  Most remarkably, the shareholders agreed in super-majority numbers to remove the "super-majority" requirement in the bylaws.  A simple majority of all outstanding shares is hard enough to get, and the AAG stockholders agreed.

Unfortunately, the AAG board has continually resisted all efforts by shareholders to participate, including their right to vote for proposals.  Going back over the last six years, the AAG board has never carried out the majority wishes of the stockholders as specified in the 16 shareholder proposals that won majority votes.

In two letters dated July 19, 2005 and Aug. 29, 2005, the AAG board stated it will not carry out the wishes of the stockholders regarding the winning binding proposals requiring that directors stand annually for election and removal of the "super majority" requirement in the bylaws to amend the bylaws (see proposalists' Jim Roberts' and Mark Wood's letters and associated correspondence from the AAG board).{3}

Additionally, in 2003, 2004 and 2005, the CHALLENGERS RAN thirteen candidates for board seats; six ran this past May against four AAG incumbents.  For many years the SEC has been grappling with how to more effectively open the corporate proxy ballot to qualifying challengers.  Although handicapped, we felt the current rules do allow dissident candidates to mount a reputable challenge.  We utilized the Internet to keep costs low.

The shareholders also responded to these actions.  Votes withheld from certain AAG incumbent candidates ranged form 18% in 2003 to 42% in 2005.  Again, winning was secondary.  What was primary was proving stakeholders have the right to run, and it is a moral and just action to promote the Common Good.

Over the last three years as worker shareholders sustained their campaign of exercising their ownership rights, the share price rose to reflect that added value producing a CalPERS effect.  Starting in 2002, AAG's stock (symbol ALK) was trading around $15/share.  In the three years since, the stock has fairly consistently held around $30/share, a 100% increase.

III.  U.S. SEC and Delaware Securities Law

We're not lawyers or accountants, but as reasonable men it appears to us that one of the preconditions to sell voting stock to the public is an explicit acknowledgement that once the stockholders have spoken via a democratic vote, their wishes will be carried out.  We do not believe the board has the unilateral power to change the equal voting rights of voting stock that the company sold to the public.

Once voting stock is sold to public investors, company founders lose their absolute autonomy to run their company the way they did when they first formed it.  Like it or not, "their" company is no longer “theirs.”  Simultaneous with investing their money, stockholders enter into a power-sharing relationship obligated by securities laws that ensures accountability as the first line of defense to check-and-balance management in order to protect their investment.  It's a trade:  Power for capital.

For example, in its initial public offering, Google, Inc. sold different classes of stock to the public.  Some shares were sold with restricted voting rights and some stock was sold with no voting rights at all.  The AAG did not.  All AAG Common Stock is equal voting stock.

As reasonable men, we can't agree that the securities laws empower agents to unilaterally disregard the shareholders votes.  The boards of directors are agents.  They are not the unfettered superiors of the shareholders.  We feel the law empowers stockholders to stand on their own, and guarantees their participation in the governance of the company.  This includes everything from amending bylaws and articles of incorporation to running challenger candidates to defeat incumbent directors at the corporate polls.

We feel federal SEC law and state securities laws like Delaware's are written to ensure proper and open disclosure.  Enforcement, we feel, is also a duty of the stockholders — for example, to ensure majority votes are honored.

It comes back to the important social duty of self-policing.  If management agents or the board are allowed to sever the stockholders from their self-policing duty/right, governance implodes and tyranny is promoted.

This is one reason why institutional investors are so important.  They have the wherewithal to organize stockholders and aid in enforcement to ensure that corporations are governed lawfully.

In global markets, investing is risky enough.  If you throw unfettered corporate agents who are free to ignore the corporation's own bylaws and articles of incorporation into the mix,it appears to us that this makes a mockery of the federal and state security commissions and pushes risk to unacceptable limits.

IV.  Discussions Comparing the Delaware General Corporate Law ("DGCL") and the AAG's Bylaws and Certificate of Incorporation on How to Amend Them

Section 109 of the DGCL reads:  After a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote... (emphasis added).

AAG BYLAWS (last amended June 7, 2005)  ARTICLE X  AMENDMENTS

These Bylaws may be altered or repealed and new Bylaws may be made by the affirmative vote of a majority of the Board of Directors, subject to the right of the stockholders to amend or repeal Bylaws made or amended by the Board of Directors or to adopt new Bylaws (emphasis added), by the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon and the holders of three-fourths of the stock present in person or represented by proxy at the meeting, provided that notice of the proposed action be included in the notice of such meeting.

AAG Restated (May 19, 1999) Certificate of Incorporation  ARTICLE 8  BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, at a duly called meeting or by written consent in accordance with Article 9 (Action by Stockholders Without a Meeting — clarification added), subject to the power of the stockholders to adopt, amend or repeal such Bylaws (emphasis added), and, to the extent, if any, provided by resolution of the Board of Directors providing for the issue of a series of preferred stock, by the affirmative vote of the holders of not less than a majority of the outstanding shares of each such series entitled to vote thereon.

A reasonable reading leads us to the following conclusions:  The owners trump their agents.  Since both the board and stockholder have the statutory right to amend the bylaws, it seems to us that one group or the other has to have the ultimate authority, or endless games could be played amending and then repealing bylaw changes to determine how the corporation is governed.  On the power fulcrum, we believe the DGCL adds that extra weight to the stockholder group.

In the AAG's 2005 proxy statement{4} and in the response to the Jim Roberts' and Mark Wood's letters, the board argues that implementing the proposed bylaw changes would violate Delaware law, and if adopted by the shareholders would not be given any effect by the Company.

We believe that this interpretation is flawed, because it improperly puts the agents (The Board of Directors) abovethe owners.

In opposition statements it wrote in its 2005 proxy statement against the four potentially binding proposals, it appears that the AAG board pre-formulated their opposition and didn't consider facts that occurred in the present.  The AAG board and management appear to rely heavily on DGCL 141(a){5}, which apparently it believes is the catch-all/end-all to any suggestion that stockholders can actively participate in corporate governance.

In regard to the simple majority voting proposal that won a super-majority vote in 2005:  The AAG board stated that a bylaw may not conflict with a provision in the certificate of incorporation; yet the AAG's certificate of incorporation Article 8 calls for a simple majority vote ONLY, as compared to Article X in the bylaws that at some time in the past added the super majority requirement (see above).  This assertion by the board appears to us as a fiction rather than a fact.

Governance deals with drawing lines; it can't be both ways.  The AAG board argues that stockholders cannot implement anything that conflicts with its certificate of incorporation, yet the super majority requirement exists only in the AAG's bylaws and not in its certificate of incorporation — a conflict the AAG board created.  The collective voice of the shareholders has spoken, and the board's duty is to implement the wishes of the owners of the stock who have organized and acted in a lawful manner.

The language of the proposal is mute as to exact procedure and detail, which is left up to the discretion of the board as they implement the wishes of the shareholders.

Note:  For further reading and clarification, we direct you to: An Argument in Favor of Shareholder' Rights by Jay W. Eisenhofer and Michael J. Barry, which we published in our 2005 CHALLENGER proxy statement (found on SEC EDGAR at: http://www.sec.gov/Archives/edgar/data/766421/000121715005000020/a14defin0500429nemo.htm/)

We believe it is a right and a duty of the shareholders to justly participate.  But over the years, we have watched the AAG board take various actions to obstruct and oppose shareholders' attempts to participate in corporate governance in order to protect and capitalize on their investments.

An example was the AAG board's assertion in its 2005 proxy statement and in some of its 2005 no-action letters that the proposals were not only illegal, but the implication was made that anyone voting for would be committing an illegal act. {6}   This may have had a chilling effect on voting.

We dispute the AAG board’s assertions that these potential votes were illegal.  The SEC closely oversees the proxy statements and contests.  While the SEC does not issue legal opinions in such matters, we believe the SEC duly considered this matter and did not agree with the argument.  We believe that the AAG could have better characterized the disagreement to the shareholders if they had explained that this was a “dispute of interpretation that might require the intervention of the Delaware Courts.”  We believe the blanket accusation of “illegal” was at best misleading, and certainly counterproductive to harmony and unity — it was unnecessarily adversarial.

Over the years the AAG board declared in various ways that it would not honor the wishes of the stockholders voting in the majority.  We feel it has established a pattern of attempting to contour the voting process of strategic groups of stockholders — one group being its worker stockholders, to enhance the likelihood that those shareholder votes would not be cast or would be left uncounted.  Another characterization might be "gaming the system" to disenfranchise the shareholders in this company.

For the years 2003 thru 2005, AAG 401(k) plan participants were unable to instruct trustees on how to vote their shares (approximately 1.5 million) until the last minute due to delayed voting instructions by company management to Plan administrators (see archives at www.votepal.com/) ({7}.

In years 2003 and 2004, AAG management and Plan administrators didn’t issue the instructions until days before a postal mailing-only deadline to EquiServe in New Jersey.  Plus, the company refused to publish the instructions once they were received by the CHALLENGERS (see archives at www.votepal.com/.) {8}

In 2005, Vanguard, the new Plan administrator hired by the AAG, published a printed voting instruction, but for some reason many AAG 401(k) plan participants never received the letter (see Vanguard voting instruction and correspondence). {9}

Ownership rights of workers' shares appear to be already unnecessarily restricted, for example, not being permitted to be voted at the annual shareholders' meeting.  So these difficulties meant many AAG worker stockholders were unable to vote for legal CHALLENGER candidates, some of whom were fellow workers who had legally qualified through SEC rules and oversight — as well as vote on shareholder proposals that appeared only in the CHALLENGERS' proxy statement.

VI. Problems With Proxy Voting Shares Held Beneficially

The voting process was made unnecessarily difficult for beneficial stockholders, including both workers (through the AAG's payroll-deduction stock buying plan) and outside stockholders, because legal forms of proxy to vote their shares were not accessible in a timely manner.

In order to vote shares held beneficially through banks or brokers, it is necessary that stockholders obtain a legal form of proxy from the street holder.  It is generally thought that this "release" comes from the broker, and we communicated in our proxy statement that beneficial stockholders contact their bankers or brokers to obtain them. {10}

In fact, we learned that this legal form does NOT necessarily come from the broker.  It can come from Automatic Data Processing, Inc. ("ADP").  ADP is an intermediary information processing and mailing agent used by corporations, stock exchanges and brokerages for shareholders who own shares in street name.

There was a checkbox on the AAG proxy card we believe was mislabeled "Place X here if you plan to attend and vote your shares at the meeting."  This mislabeling some may think is a tiny thing, but it can apply an enormous amount of leverage on the vote.  Even if stockholders have no plans to attend the annual meeting, this box had to be checked and the AAG's proxy card mailed to ADP in order for a legal form of proxy to be mailed back prior to voting their shares for the CHALLENGERS.  This appears, at present, the only way stockholders can obtain a "release" to vote their shares as they wished in contested elections.

Since the CHALLENGERS solicited via the Internet only and did not use ADP to transmit its proxy materials, the only proxy card the system "defaulted to" was the AAG's, which did not list the CHALLENGER candidates or certain proposals that appeared only on the CHALLENGER’s proxy card.

This technicality confused many stockholders.  It even confused account managers at the Investor Responsibility Research Center ("IRRC"), a well-known proxy voting service.  In 2005 and for the first time in our three-year campaign, the AAG CHALLENGERS received votes for the "dissident slate" from clients of the IRRC.  The total of votes attempted to be voted was 93,813, including 7,784 for CHALLENGER candidates.

IRRC tried to vote the AAG proxy card from ADP as well as the CHALLENGER'S proxy card available on www.votepal.com/.  Registered stockholders and beneficial owners who had obtained legal forms of proxy were empowered to vote this way per SEC endorsement of this instruction, which appeared in the CHALLENGERS' proxy statement.  But after the annual meeting, the Inspector of Elections disallowed those votes to be counted due to IRRC not properly obtaining legal forms of proxies from ADP to vote their clients' beneficial shares for the CHALLENGERS.

We believe our 2005 contest, for all practical purposes, proved that any vote outside of ADP's unjustifiable monopolization of the proxy voting system appears to have only a slim chance of being counted, and that this is the intent of the system design.  It keeps the shareholders out unless they will pay the troll fee.

How can IRRC or, say, Institutional Shareholder Services promptly and efficiently vote clients' shares for challenger nominees or shareholder proposals when they have to wait weeks, perhaps a month, for the legal form of proxy to arrive from ADP?  What if company proxy materials are mailed late?  This was the case for the last three years at the AAG, which then further squeezed voting timelines.

In this electronic age, proxy voting could be made much simpler.  Obtaining a legal form of proxy could be as easy as having a link on home pages of brokerage houses' websites that beneficial holders could simple click on to download the authorization.  Or stockholders could be given a choice to opt out of the broker/ADP system and use a voting service of their choosing.  Voting should not be automatically deferred to stockholder agents without stockholder approval, since brokers mostly promote buying and selling — not holding — stock.  Consent should be informed and specific, not by inference or submission.

Better than that — proxy voting could be done away with entirely.  The system could return to pass-through voting where corporate voting is done directly by stockholders independent of third parties like brokers or ADP (supported by the Business Roundtable and the Securities Transfer Assn.)

VII.  Your Own Proxy Statement Promoting Your Opposition Viewpoint

Perfecting our approach, we learned that one of the advantages of running an opposing solicitation was publishing your own proxy statement.  SEC oversight notwithstanding, we could write and organize it as we desired.  Because the SEC review process can be, especially for lay shareholders, onerous and time consuming, we filed six months in advance for the 2005 meeting in order to ensure the best chance at properly preparing our materials, which was dependent on the AAG's publication of its preliminary and definitive proxy materials.

For instance, during the last two years we ran five proposals that did not appear in the AAG's proxy statement, four that the AAG had been granted no-action letters by the SEC and one original one.  Technically, if your solicitation network was set up properly and pass-through voting was again standard, one could in effect "skip" appearing in the company's proxy statement and go for the vote using the Challengers' proxy statement and proxy card.

The AAG published only the titles of our proposals with the full text appearing only in our proxy statement.  So the stockholders knew something about them, but were otherwise denied full disclosure in the company's proxy statement.

We feel the company should have been required to provide a reasonable explanation to the shareholders as to why they weren't provided the full text of these proposals.  At a minimum, the company should have been required to publish in its proxy statement where and how the shareholders could access the full information. Shareholder proponents are already restricted to 500 words or less in writing their proposals for inclusion in the company’s proxy statement.  But to deny their fellow shareholders contact information and a location to where they could access more information like a website URL is adding insult to injury.  We feel this is an injustice that can be easily corrected by endorsement from the SEC for requiring a company to publish contact information if requested by the proponent.

When it came time to vote on these proposals, management used its "discretionary authority granted to them by default" by voting shares for which they held proxies against all the proposals and candidates that appeared in the CHALLENGERS' proxy statement.

The stockholders were prevented from reading the arguments, which appeared only in the CHALLENGERS' proxy statement published on the SEC's EDGAR website and on www.votepal.com (which company officials had refused to divulge and disclose even though it had the links in its possession).  How could it be denied that the stockholders' agents made a conscious effort to withhold it from the shareholders?  If the system allows these types of maneuverings by management to continue, you can see why corporate campaigning is very lopsided compared to political campaigning.  It's tough to make good voting decisions when you have only half the story and information.

Lacking this check-and-balance, we get board intransigence like an AAG no-action letter dated Jan. 15, 2004 regarding the proposal "Truth Or Consequence When Board Ignores Majority Votes" (see Dayton attachment) {12} , which later appeared in the 2004 CHALLENGERS' proxy statement.

Counsel for the AAG stated that:  "The Company's policy of explaining in the proxy statement why it opposed a shareholder resolution and indicating the board vote substantially implements that part of the Proposal requiring that the board's actions in not implementing shareholder majority proposals be explained.  The reasons set forth in the Proposal as to why the board opposed the shareholder proposal and asks the shareholder to vote against it are precisely the same reasons why the board would fail to act to implement a proposal after a majority vote." (emphasis ours).

In plain English this means all the AAG board has to do is oppose and publish its opposition statement to ANY shareholder proposal, and that justifies ignoring any majority-winning vote including communicating about it.  We don't believe Delaware law or the AAG's own restated certificate of incorporation and bylaws empowers this imperial or imperious way of governing.

VIII.  Running Candidates; Keeping the Board Honest

If boards like the AAG resist participation by stockholders, running shareholder proposals — even binding ones — won't be enough!  The HACECA days convinced us that stockholders themselves must run candidates who will more responsively conduct corporate affairs.  We can't leave this important task to management only.  So, in 2003, 2004 and 2005, we ran candidates for staggered board seats available for election at the AAG.

To mount an on-going challenge, we had to find a way to make running easy and affordable.  Fortunately, the growing resources of the Internet were a mere mouse click away.  We knew there would be a stigma attached to not doing an "official" proxy contest through ADP and the New York Stock Exchange ("NYSE").  We feel time and burgeoning technology will break the monopoly stranglehold ADP has on distributing proxy materials.  We feel, eventually, this will all be done electronically, because it is more resourceful and protects our environment from wasteful mailings of caskets full of proxy materials.

With three contests under our belt, we believe we have demonstrated that Internet solicitations can be done.  Since around 85% of AAG stock is owned by institutionals (similar to ownership patterns of many U.S. companies), we easily contacted over 50% of the shares in one afternoon using the phone, email and our barebones website www.votepal.com/.

We realize we are pushing the envelope.  We feel the day will come when companies, banks, brokers and anyone wanting to run a proxy contest will be able to select from a variety of proxy material providers to communicate with shareholders electronically over the Internet at a fraction of ADP's cost using primarily postal mail.

This most certainly will open up access to the corporate proxy ballot, perhaps more quickly than any action proposed by the SEC.  Free markets on a level playing field that support individual initiative and innovation will always solve more problems than any regulation or regulators no matter how well intended.

If we allow ourselves to be candid, we've got a "catch me if you can system."  Wrongdoing can become the norm rather than the exception.  But if the self-policing power of the shareholders is recognized and empowered — the production of our corporations and financial institutions will be much more profitable and stable.

Lodging all power of enforcement on the backs of regulators fails the critical test of natural organic interaction.  Millions of people must not be interfered with but encouraged to automatically check-and-balance systematic workings.  Subconsciously, they know in a free society that their efforts are vital and intelligent.  Putting a policeman on every street corner is impossible, foolish, and unnecessary.

To date, none of our candidates have received significant votes.  We know that shareholders, particularly institutional shareholders via their agents, are reluctant to replace sitting directors.  But the six-year demonstrated intransigence of the AAG board cries out for institutional shareholders to change their pattern and nominate new directors or vote for the challengers.  Continuing to shine the light here is why we feel consistent challenges are so important, because it allows stockholder ongoing chances to reconsider.

We've reported how the AAG board has refused to install majority-winning shareholder proposals.  Will they refuse to honor the result of a dissident candidate winning an election for a board seat?  The following excerpt is what the AAG published in its 2005 proxy statement on page 6:  "The Board of Directors may reduce the number of seats on the Board or they may designate a substitute nominee.  If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee."  Is this a way that the AAG board would not honor a plurality victory for a Challenger candidate, finding a different way to ignore another vote of the stockholders?  Time will tell.

In a new millennium of instantaneous worldwide communications, distances between humans are shrinking with fewer and fewer places for people in power to duck accountability.  We feel it's just a matter of time before stockholders see the wisdom in what we're trying to accomplish and begin voting for us in larger numbers.

CONCLUSIONS

We believe we have provided the necessary documentation to illustrate that the AAG board has refused to comply with its own restated certificate of incorporation, bylaws and the DGCL by disregarding the will of its stockholders via legal, majority votes on shareholder proposals.  Amending corporate bylaws is a serious matter.  The AAG board's deliberate lowering of its criteria for accountability cries out for examination by all stockholders, particularly institutional owners to step up and take necessary measures to protect their clients' investments by ensuring these votes are enforced!

If pension money is going to be invested in the stock market, the only way to protect peoples’ retirements is to ensure that board and managements of corporations who sell securities to the public are required to comply with articles of incorporation, bylaws, and the state securities laws where the company is incorporated.  This includes binding proposals winning majority votes.

We believe the AAG board has made a mockery of the entire SEC shareholder proposal process.  How could one justify participating in the annual shareholder proxy season if boards are permitted to ignore everything, even when the changes demanded are binding?  This intransigence can and must be challenged.

Securities laws and commissions didn't materialize due to the saintly behavior of businessmen in the marketplace.  That's why securities laws throughout the land empower stockholders to oversee their managing agents.  If boards and management wish unlimited power to run their corporations and sell stock to the public, there should be a full disclosure of the structure of how they will lock out shareholders from sharing power.

An essential component of enforcement:  Institutionals need to provide candidates who can join challenger slates to hold boards accountable.  We have proven these campaigns can be affordable and effective.  All shareholders could mutually benefit if institutionals provided candidates.  Accountability promotes profitability.

There has been much talk lately about an ownership society.  The fulcrum of this movement delicately teeters on rights of ownership of common stock.  The most important quality of ownership doesn't necessarily focus on the thing owned.  It deals with legal rights regarding what can or cannot be done with what you own.  Besides the right for payout on your shares, or to sell, voting is The BIG Right of ownership because it deals with governance and whether your rights will be protected (or not) by officials in power.  Honoring the vote is the rubber meeting the road, because lacking enforcement, ownership of stock won't be worth a digital damn.

Like everything else in life, investing included, "walling off" human endeavors from organic and interdependent processes — is doomed to poor performance or total failure.  It's a matter of recognizing and empowering what people instinctively know and want to do — work together with one another under the banner of justice and fairness.

The world's dynamic, democratic political societies cannot be sustained without reliable and just economic systems that generate incomes allocated to every person according to their contributions.  This requires continually analyzing and reforming how our economic institutions are structured and function, particularly within the veracity of astounding technological advances.  Life never stands still for very long, which is what makes it so interesting and dramatic.

Agreed upon and/or historical ways of humans interacting — the law — always lags the moment because law is essentially life lived through the rearview mirror.  We can't shrink from our duty to change the status quo to respond to what's happening NOW.  We must be proactive and not afraid to take the steps necessary to make our economy more interactive and productive so all of humanity can live life happily and abundantly.

e n d

ENDNOTES

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{endnote1} The proposals and majority votes were as follows:

2005

Recommend stockholder rights submitted to a stockholder vote--passed by 65%

Binding proposal on the board to require annual election of directors--passed by 76% of stock present at the meeting (super-majority);  68% of all stock outstanding

Binding proposal on the board to adopt simple majority vote to amend bylaws--passed by 76% of stock present at the meeting (super-majority); 68% of all stock outstanding

Recommend the establishment of simple majority voting--passed by 61%

2004

Recommend simple majority voting--passed by 70%

Recommend stockholder rights submitted to a stockholder vote--passed by 69.4%

Recommend the establishment of simple-majority voting--passed by 69.9%

Recommend the establishment of confidential voting--passed by 61.3%

Recommend the establishment of cumulative voting--passed by 62.5%

2003

Recommend simple majority voting--passed by 51%

Recommend the annual election of directors--passed by 70%

Recommend stockholder rights plan submitted to stockholder vote--passed by 82%

Recommend expensing future stock options--passed by just over 50%

2002

Recommend simple majority voting--passed by 86%

2001

Recommend simple majority voting--passed by 69%

Recommend the annual election of directors--passed by 70%

2000

Recommend simple majority voting--passed by 66%

[Note:  Vote totals are percentages of shares voted at the annual Shareholders Meeting] (return)

{endnote2}PROPOSAL--ESOP TO MAKE OUR COMPANY WORK BETTER

Further note: We believe that the shareholders of this company have the right to change its bylaws at any lawful time and manner. We believe Delaware law, the Company-AAG's Restated Certification of Incorporation and Bylaws empowers the board of directors to complete its solemn duty: 1) To comply with the general desires of the shareholders as expressed by their lawful vote, and; 2) To implement the will of the shareholders expressed through a majority vote to change the bylaws in the manner specified in the following properly presented proposals (see WhoOwns).

Amend the bylaws and other necessary governance documents to establish an Employee Stock Ownership Plan ("ESOP" or "Plan") which by the year 2026 will have acquired fifty-one percent (51%) ownership of the company. This ESOP will comply with all laws and regulations pertaining to such plans.

The following general themes are to be considered in its design and operation, with an eye always trained on equality and increasing participation:

(1)  All rights normally reserved for "Registered Shareholders" (defined as shareholders known to the company and whose share certificate(s) are usually kept in their private possession) shall be provided whenever possible to the worker shareholder participants in this Plan.  Further, under no circumstances shall any of the "rights of ownership" not be passed through in full to the worker shareholder plan participants as delineated in the following section, or as mandated by law.

(2)  Whenever a Plan participant leaves the company due to circumstances such as ceasing employment, retirement or death, their shares shall be repurchased by the Plan so as to assure the percentage of ownership attained by the Plan will never be reduced.

(3)  As much as law and regulation will allow, the Plan will treat each participant as an equal. Any lawful procedure to secure equality amongst the participants should be implemented whenever practical or possible.  This could include lawful methods to recognize appropriate factors such as differences in pay scales, but the principle of equality should be a constant in the design and operation of the Plan.

(4)  This ESOP should replace and end all other performance-based pay, benefits, rewards, grants or gifts.

(5)  Each year, beginning in January 2006, the ESOP should acquire no less than 1/20th of the ownership of the company until such time as it reaches 51%, which once attained shall never be reduced to less than 51%.

(6)  Distribution of shares to workers can only be granted based on actual service time to this company.

(7)  The ESOP's percentage of ownership of outstanding shares may never be reduced under any future ownership structure(s).

(8)  A new worker director will be added to the Board by a worker nomination and election procedure within 90 days of passage of this proposal. Said director may not be a member of management or an employee of any union. A worker-elected director will be added at each subsequent thirty-three percent (33%) stage of shares added to the ESOP. By the time the ESOP attains the 51% ownership, the board will have no less than four ESOP worker directors, the number of which shall never be reduced on the board.

Supporting Statement

We believe that this proposed ESOP bylaw fundamentally changes our company and should not be considered a matter of ordinary business or ordinary compensation.  We think that this proposed ESOP bylaw can establish a solid foundation on which our company can build for a more positive future for all shareholders and strategic stakeholders.  We view this ESOP proposal to be uniquely qualified as an issue upon that shareholders of the company deserve to decide by a to vote.

We see this ESOP as establishing a type of "price stairway" with a potential to grow value for shares remaining in the open market. We think another way of understanding this ESOP proposal would be to compare it to a corporate strategy of buying back shares from the general market.

We believe that tying workers to a growing, long-term stake in common stock, which serves as the vehicle of ownership of a public company by workers, will increase equity.

We believe that this ESOP proposal where the power of the vote passes directly through to the individual worker shareholders and not to some intermediary or trustee appointed by a third party or person, may serve as a engine that would mutually benefit all shareholders.   (end)

PROPOSAL--REPORTING CHANGES IN EMPLOYEE STOCK OWNERSHIP

Stockholder Resolution

A New Informational Tool To Better Understand And Establish Extent Of Worker-Ownership While Protecting Privacy

Resolve that shareholders of Alaska Air Group, Inc. (“our company”) request the Board of Directors determine to the best of its ability the percentage of all stock owned by our employees, and report in detail the categories and totals as employee ownership changes.

This proposal won 5% of the shares voted in 2004.

Proponent’s Supporting Statement

Current law requires shareholders who own five percent or more of a company’s stock to identify themselves. Today, institutions own more than 79% of our company. (1)  Thus, in our view, when compared to that owned by individual shareholders, the percentage owned by our individual worker-owners becomes significant.  We believe it represents decisions made by investors with a unique perspective on our company.

This proposal requests ownership information about rank and file and junior management similar to that currently reported on board members and senior executives.  However, this report may exclude data of those whose investments are more related to grants and options.

Outside of their 401(k) retirement plans, the employees of our company can own stock in various ways. We believe shareholders would benefit from help in understanding the range, magnitude and types of worker-ownership. This report would also serve to inform the worker-owners of the size and importance of their investment in our company, and could preserve privacy by using third party surveys.

The 2002 Sarbanes-Oxley Act allows greater flexibility of our worker-owners to sell their shares in 401(k) plans. Reported quarterly, we believe this informational tool could provide the number of worker-owners who would be eligible to sell 401(k) shares. In our view, as responsible owners of our company, we need to understand patterns of employee ownership better.

We believe shareholders need an informational tool which can provide greater understanding of worker-owner confidence in our company as a viable investment, especially when using after tax dollars. We think that worker-owners have an understanding of our company from a unique perspective compared to ordinary investors. We believe our employees increase or decrease their percentage of ownership as rational investors responding to what they perceive the future of our company to be.

Our industry has seen major companies fail. United Airlines’ employees owned a majority of its stock. (2) In our view, United workers were powerless to control their ownership structure, and these worker-owners’ input was relegated to only wage and work rules issues.

We will probably never know if United employee shareholders had earlier liquidated their United holdings in other stock plans.

We believe this proposed tool may increase the potential for success of our company.

In summary:

• Provide shareholders an informational tool that may reveal the confidence of worker-owners in our company.

• It should include data on all types of worker-ownership.

• Do not include stock of senior executives, board members or others based on grants or options.

• Privacy can and must be protected.

Learn more about employees buying and selling their shares of our company.  We believe this informational tool could assist in decisions to buy, sell or hold stock in our company.  (end) [return]

{endnote3} http://www.votepal.com/archives.html

{endnote4}available at http://www.sec.gov/Archives/edgar/data/766421/000095012405002645/v07125dedef14a.htm/
[return]

{endnote5} § 141. Board of directors; powers; number, qualifications, terms and quorum; committees; classes of directors; nonprofit corporations; reliance upon books; action without meeting; removal. [return]

(a) The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation. If any such provision is made in the certificate of incorporation, the powers and duties conferred or imposed upon the board of directors by this chapter shall be exercised or performed to such extent and by such person or persons as shall be provided in the certificate of incorporation.

  {endnote6} See the AAG's 2005 Proxy Statement page 5 at: http://www.sec.gov/Archives/edgar/data/766421/000095012405002645/v07125dedef14a.htm [return]

  {endnote7} See http://www.votepal.com/archives.html [return]

  {endnote8} See http://www.votepal.com/2003%20Contest/archive03proxy.html and http://www.votepal.com/2004%20Contest/putnam04instruct.html [return]

  {endnote9} See http://www.votepal.com/2005%20Contest/vanguardinstruct05.pdf and http://www.votepal.com/2005%20Contest/052205niemanltr.html and http://www.votepal.com/2005%20Contest/050602plefkaltr.html [return]

{endnote10} http://www.sec.gov/Archives/edgar/data/766421/000121715005000020/a14defin0500429nemo.htm under the heading VII.b.  How Do I Cast My Vote Using The CHALLENGERS' Proxy Card and Voting Instruction Form? [return]

  {endnote11} See Security Transfer Association's White Paper and Concept Release:  "Treating Shareholders Equally:  Alternatives for Street Proxy Distributions December 2004 at http://www.stai.org/index.php [return]

  {endnote12} See AAG no-action letter dated Jan. 15, 2004 regarding Terry Dayton's proposal "Truth Or Consequence When Board Ignores Majority Votes" at http://www.votepal.com/archives.html [return]

—end of white paper endnotes—